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                                                                    Exhibit 4.10



               SUMMARY OF THE AGREEMENT BETWEEN GUANGSHEN RAILWAY
             COMPANY LIMITED AND GUANGZHOU ZHONGCHE RAILWAY ROLLING
           STOCK SALES AND SERVICES COMPANY LIMITED FOR THE LEASE OF
                              ELECTRIC TRAIN-SETS

Lessor: Guangzhou Zhongche Railway Rolling Stock Sales and Service Company
Limited

Lessee: Guangshen Railway Company Limited

Execution Date: June, 2006

Effective Date: June, 2006

Subject of Lease: 200km/h AC Drive Electrical Passenger Train Sets ("Train Sets"), altogether eight sets, with each set having one motor unit, one trailer unit and one control unit.

Purpose: The Lessee shall work as passenger train vehicle for Guangshen Railway (including Jingjiu Railway).

Lease Term: A renewal of twelve (12) months from the expiration date set forth in the original Lease Contract for 200km/h AC Drive Electrical Passenger Train Sets, pursuant to which the lease term for the first train set shall be from June 30, 2006 to July 1, 2007, and the lease term for the eighth train set shall be from December 15, 2006 to December 16, 2008.

Lease Price:

(i) RMB1,123,750 per month for each "Train Set", including the maintenance fees to be born by the Lessor.

(ii) RMB8,990,000 per month for eight "Train Sets"

Term and Method for the Payment of Rent

(i) Term for the Payment of Rent: The monthly rent for each "Train Set" shall be settled according to the actual month for lease. The rent for the previous month shall be paid in the current month. 95% of the monthly rent for the previous month shall be paid in the first instance with the remaining 5% to be settled and paid in the following month based on the actual calculation after the calculation pursuant to the terms with respect to examination and assessment set forth in the contract.

Liability for Maintenance and Repair for "Train Sets"

The Lessor shall be responsible for overhaul and intermediate overhaul and the Lessee shall be responsible for routine maintenance.